EXHIBIT 10.4

FORGIVABLE LOAN TERMINATION AGREEMENT
This FORGIVABLE LOAN TERMINATION AGREEMENT (this “Agreement”) is made by and between National Financial Services LLC (“NFS”) and Ladenburg Thalmann Financial Services Inc. (“Ladenburg” and, together with NFS, the “Parties” and individually, a “Party”) and shall be effective as of the last date executed by the Parties as set forth below (“Effective Date”).
WHEREAS, NFS and Ladenburg are parties to that certain Forgivable Loan Agreement, dated November 4, 2011 (the “Loan Agreement”);
WHEREAS, NFS and the certain broker-dealers that are wholly-owned subsidiaries of Ladenburg have entered into amendments extending the terms of the of the following clearing agreements for a six (6) year renewal term which commences on April 1, 2018: (1) Fully Disclosed Clearing Agreement, dated February 13, 2007, between NFS and Ladenburg Thalmann & Co. Inc.; (2) Amended and Restated Fully Disclosed Clearing Agreement, dated November 4, 2011, between NFS and Triad Advisors Inc.; (3) Fully Disclosed Clearing Agreement, dated April 24, 2008, between NFS and Investacorp, Inc.; (4) Fully Disclosed Clearing Agreement, dated November 4, 2009, between NFS and Securities America, Inc.; (5) Fully Disclosed Clearing Agreement, dated April 22, 2010, between NFS and Securities Service Network, Inc. and such amendments are collectively referred to herein as the “2018 FDCA Amendments”; and
WHEREAS, in connection with, and subject to, NFS and each of the applicable Ladenburg subsidiary broker-dealers executing the 2018 FDCA Amendments, NFS has agreed to forgive the repayment of the remaining principal and interest due under the Loan Agreement and NFS and Ladenburg have agreed to terminate the Loan Agreement;
NOW, THEREFORE, in consideration of the premises and covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:
1. Forgiveness of Principal; Termination of the Loan Agreement. Effective upon the execution by NFS and the applicable subsidiary broker-dealer of each of the 2018 FDCA Amendments, (a) NFS hereby forgives the obligation of Ladenburg to pay any outstanding principal and interest due under the Loan Agreement; and (b) NFS and Ladenburg hereby agree and acknowledge that, notwithstanding any term of the Loan Agreement, as of the Effective Date, the Loan Agreement is terminated, except for Section 11 (Confidentiality) and Section 20 (Indemnification) of the Loan Agreement which, in accordance with their terms, survive termination of the Loan Agreement.
2. Counterparts. This Agreement may be executed in counterparts (including by facsimile or other electronic transmission), each one of which shall be deemed an original and all of which together shall constitute one and the same Agreement.

3. Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with, the Law of the State of New York, not taking into account any rules of conflicts of laws that would cause the application of the laws of any other jurisdiction.
4. Further Assurances. Each Party shall execute and deliver such additional documents as may be reasonably requested by any other Party to consummate the transactions contemplated by this Agreement.
IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

NATIONAL FINANCIAL SERVICES LLC By: /s/ Lisa O. Smith Name: Lisa O. Smith Title: VP- Fidelity Clearing & Custody Solutions Date: 5/8/2018	LADENBURG THALMANN FINANCIAL SERVICES INC. By: /s/ Brian Heller Name: Brian Heller Title: SVP - Business and Legal Affairs Date: 5/7/2018

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